Exhibit 99.1

PRESS RELEASE
Philip Morris International Reports First-Quarter 2025 Results
and Raises 2025 Full-Year Adjusted Diluted EPS Forecast for Currency Only;
Reported Diluted EPS Grew 24.6% to $1.72
Adjusted Diluted EPS Grew 12.7% to $1.69; and by 17.3% excluding currency

STAMFORD, CT, April 23, 2025 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2025 first-quarter results.1
"We achieved exceptionally strong performance in the first quarter, with continued volume growth supporting an excellent top-line performance and very strong margin expansion," said Jacek Olczak, Chief Executive Officer.
"Our smoke-free business goes from strength to strength, delivering organic growth of over 20% in net revenues and over 33% in gross profit."
"We remain confident in our ability to deliver superior results, despite an uncertain and volatile global economic environment, and now forecast double-digit adjusted diluted EPS growth in dollar terms for the full-year."

Results Highlights
•Smoke-free business (SFB): Our smoke-free business, accounting for 42% of our total net revenues and 44% of our total gross profit, continued its strong momentum with increases of 14.4% in shipment volumes, 15.0% (20.4% organically) in net revenues and 27.7% (33.1% organically) in gross profit. Our smoke-free products are available in 95 markets, with a multicategory smoke-free portfolio already deployed to 46 markets.
•Inhalable smoke-free products (SFP): IQOS continues to strengthen its overall position as the second largest nicotine ‘brand’ in markets where present (gaining 1.0pp of combined cigarette and HTU industry volumes to cross 9% share) and driving the growth of the global heat-not-burn category, where we hold approximately 77% volume share. HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, grew by an estimated 9.4%, broadly in line with our expectations.
•In Japan, IQOS adjusted IMS grew by an estimated 9.3%. IQOS HTU adjusted market share increased by 3.0pp to a record 32.2% with both TEREA and SENTIA further strengthening their #1 and #3 positions, respectively. In March, the overall HTU category exceeded 50% of total nicotine offtake share in 13 major cities and 8 prefectures.
•In Europe, IQOS HTU adjusted market share increased by 1.2pp reaching a record 11.4%. Adjusted IMS grew, as expected, by an estimated 7.4%. Many markets grew double-digits, including at least high-teens growth in Spain, Germany, Bulgaria and Greece, strongly outweighing the annualization impact of the EU characterizing flavor ban, notably in Italy. IQOS HTU offtake share exceeded 30% in six key cities, including Budapest, Athens and Rome.
•Outside Europe and Japan, strong adjusted IMS growth continued and offtake share increased in key cities across the globe, including Jakarta, Seoul and Mexico City.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated April 23, 2025, and at www.pmi.com/2025Q1earnings.

In the e-vapor category, impressive results were underpinned by the more than doubling of shipment volumes, driven by Europe, and further gross margin expansion, as VEEV demonstrates its increasing importance to our multicategory smoke-free strategy.
•Oral SFP: Shipment volume increased by 27.2% in pouches or pouch equivalents (31.0% in cans), fueled by ZYN nicotine pouch growth in the U.S., where shipments exceeded 200 million cans. This represents 53% growth, exceeding our initial expectations, as production capacity increased ahead of schedule in the latter part of March, enabling some initial replenishment of distributor inventories, and demand remained strong. Outside the U.S., our nicotine pouch volume in cans also grew by 53%, with a continuation of promising momentum in a number of emerging markets, such as Pakistan and South Africa, as well as recent national launches across Europe, including the UK, Poland and Italy. Our Global Travel Retail business, which includes airports as a leading space for our multicategory approach, also continues to be an important growth driver.
•Combustibles: Volume growth coupled with strong pricing, partly offset by negative geographic mix, resulted in flat net revenues (up 3.8% organically) and another quarter of robust gross profit performance with growth of 2.0% (5.3% organically). Our global brands portfolio, driven by Marlboro, achieved further market share gains and our overall cigarette category share increased by 0.4 to 24.8%. For U.S. cigars, following a thorough review and evaluation of strategic options taking the current environment into consideration, we have decided not to pursue a sale or separation of the business at this time.
•Dividend: Declared regular quarterly dividend of $1.35 per share, or an annualized $5.40 per share.

Performance Highlights - First Quarter 2025

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	187.8	43.0	37.1	5.3	0.6	144.8
vs. Q1 2024	3.9%	14.4%	11.9%	27.2%	+100%	1.1%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$9.3	$3.9	$5.4
reported vs. Q1 2024	5.8%	15.0%	0.0%
organic vs. Q1 2024	10.2%	20.4%	3.8%

Gross Profit ($ bn)	$6.3	$2.7	$3.5
reported vs. Q1 2024	11.8%	27.7%	2.0%
organic vs. Q1 2024	16.0%	33.1%	5.3%

Operating Income ($ bn)	$3.5
reported vs. Q1 2024	16.4%
organic vs. Q1 2024	16.0%
Note: Sum might not foot to total due to rounding.

	Reported Diluted EPS	Adjusting Items*	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$1.72	$0.03	$1.69	$(0.07)	$1.76
vs. Q1 2024	24.6%		12.7%		17.3%
(*) For a list of adjusting items refer to additional information section of this release
2 One milliliter of e-vapor liquid equivalent to 10 units; 2024 volumes in billions of units: Q1 0.3, Q2 0.4, Q3 0.5, Q4 0.5

2025 Full-Year Forecast

	Full-Year
	2025 Forecast			2024	Growth

Reported Diluted EPS	$7.01	-	$7.14	$ 4.52
Adjustments:
Restructuring charges	—			0.10
Impairment of other intangibles	—			0.01
Amortization of intangibles(1)	0.50			0.40
Loss on sale of Vectura Group	—			0.13
Egypt sales tax charge	—			0.03
Megapolis localization tax impact	—			0.05
Income tax impact associated with Swedish Match AB financing	(0.06)			0.14
Impairment related to the RBH equity investment	—			1.49
Fair value adjustment for equity security investments	(0.09)			(0.27)
Tax items	—			(0.03)
Total Adjustments	0.35			2.05
Adjusted Diluted EPS	$7.36	-	$7.49	$ 6.57	12.0%	-	14.0%
Less: Currency	0.10
Adjusted Diluted EPS, excluding currency	$7.26	-	$7.39	$ 6.57	10.5%	-	12.5%
(1) See forecast assumptions for details
Reported diluted EPS is forecast to be in a range of $7.01 to $7.14, at prevailing exchange rates, versus reported diluted EPS of $4.52 in 2024. Excluding a total 2025 adjustment of $0.35 per share, this forecast represents a projected increase of 12.0% to 14.0% versus adjusted diluted EPS of $6.57 in 2024. Also excluding a favorable currency impact of $0.10, at prevailing exchange rates, this forecast represents a projected increase of 10.5% to 12.5% versus adjusted diluted EPS of $6.57 in 2024, as outlined in the above table. This forecast excludes restructuring charges expected to be incurred in the second-quarter of 2025 with respect to manufacturing footprint optimization in Germany. This will be treated as a reporting adjustment and we expect the pre-tax impact to be around EUR200 million (approximately $230 million).
2025 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline of around 1% for cigarettes and HTUs, excluding China and the U.S.;
•Total cigarette and smoke-free product shipment volume growth for PMI of up to 2% driven by smoke-free products volume growth of 12% to 14%. This factors absolute growth in HTU adjusted IMS volumes at a similar level to 2024, translating into 10% to 12% growth, with the HTU shipment growth rate broadly in line subject to shipment timing and trade inventory movements, and an acceleration in U.S. nicotine pouch shipment volume to reach 800 to 840 million cans, representing growth of 38% to 45%;
•Net revenue growth of around 6% to 8% on an organic basis;
•Organic operating income growth of 10.5% to 12.5%;

•Full-year amortization of acquired intangibles of $0.50 per share, including the amortization of IQOS commercialization rights in the U.S. related to the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S.;
•An effective tax rate, excluding discrete tax events, of approximately 22.5% to 23.5%;
•Operating cash flow of more than $11 billion at prevailing exchange rates, subject to year-end working capital requirements. This takes into account a 2025-specific payment relating to the German tax surcharge and the final U.S. Tax Cuts and Jobs Act payment, which together amount to approximately $1 billion;
•Capital expenditures of around $1.5 billion, including further investments in ZYN capacity in the U.S.;
•Further net debt to adjusted EBITDA ratio improvement as we continue to target a ratio of around 2x by the end of 2026;
•No dividend income from Rothmans, Benson & Hedges Inc., our deconsolidated Canadian affiliate;
•No share repurchases in 2025; and
•Second quarter adjusted diluted EPS of $1.80 to $1.85, including an estimated favorable currency impact of 6 cents at prevailing exchange rates.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

New Segment Structure
Following the sale of Vectura Group Ltd. on December 31, 2024, PMI updated its segment reporting to include ongoing Wellness and Healthcare results in the Europe segment. PMI's 2025 first-quarter financial results reflect the new segment structure. Historical financial information for the 2022 to 2024 period reflecting the above mentioned change was provided in a Form 8-K dated March 25, 2025. In addition, the “PMI Duty Free” business was renamed to “PMI Global Travel Retail”, and as a result, the segment that includes it was renamed East Asia, Australia & PMI Global Travel Retail (“EA, AU & PMI GTR”).

Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on April 23, 2025. Access the webcast at www.pmi.com/2025Q1earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Operating Review - First Quarter 2025

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	8,793	3,455	2,658	1,684	996
Price	526	216	168	22	120
Volume/Mix	377	80	4	87	206
Other	(6)	—	1	—	(7)
Acquisitions & Divestitures	(49)	(49)	—	—	—
Currency	(340)	(142)	(88)	(62)	(48)
2025	9,301	3,560	2,743	1,731	1,267
vs. Q1 2024	5.8%	3.0%	3.2%	2.8%	27.2%
Organic growth	10.2%	8.6%	6.5%	6.5%	32.0%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	3,045	1,411	772	763	99
Price	526	216	168	22	120
Volume/Mix	450	46	77	135	192
Cost/Other	(407)	(189)	(136)	17	(99)
Acquisitions & Divestitures	43	24	19	—	—
Currency	(113)	(71)	20	(24)	(38)
2025	3,544	1,437	920	913	274
vs. Q1 2024	16.4%	1.8%	19.2%	19.7%	+100%
Organic growth	18.7%	5.2%	14.1%	22.8%	+100%

Adjustments*	(246)	(43)	(4)	(1)	(198)
2025 Adjusted OI	3,790	1,480	924	914	472
vs. Q1 2024	12.8%	(0.9)%	18.9%	19.6%	44.8%
Organic growth	16.0%	4.8%	13.9%	22.8%	56.4%

2024 Adjusted OI Margin	38.2%	43.2%	29.2%	45.4%	32.7%
2025 Adjusted OI Margin	40.7%	41.6%	33.7%	52.8%	37.3%
vs. Q1 2024	2.5pp	(1.6)pp	4.5pp	7.4pp	4.6pp
Organic growth	2.0pp	(1.5)pp	2.1pp	6.9pp	6.1pp
(*) For a list of adjusting items refer to additional information section of this release or Schedules 8 and 9 in Exhibit 99.2 to the Form 8-K dated April 23, 2025.

HTU & Cigarettes Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	37,089	13,072	6,502	17,364	151
vs. Q1 2024	11.9%	15.3%	7.0%	11.3%	29.1%
Cigarettes	144,753	35,338	83,744	11,395	14,276
vs. Q1 2024	1.1%	(4.7)%	4.4%	(1.5)%	(0.5)%
Total	181,842	48,410	90,246	28,759	14,427
vs. Q1 2024	3.1%	0.0%	4.6%	5.9%	(0.2)%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	223.4	15.1	4.5	1.5	202.4
vs. Q1 2024	53.3%	22.9%	+100%	+100%	53.8%
Snus	60.2	56.5	—	3.1	0.6
vs. Q1 2024	(2.0)%	(7.0)%	—	—	(11.3)%
Moist Snuff	33.6	—	—	—	33.6
vs. Q1 2024	(2.3)%	—	—	—	(2.3)%
Other Oral SFP	0.6	0.6	—	—	0.0
vs. Q1 2024	(41.1)%	(42.4)%	—	—	—
Total	318	72	5	5	237
vs. Q1 2024	31.0%	(2.5)%	+100%	+100%	42.0%

Total PMI
•Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 0.6%.
•PMI's total shipment volume increased by 3.9% with smoke-free volumes up by 14.4%, with all SFP categories growing strongly, and cigarette volumes up by 1.1% driven by SSEA, CIS & MEA region.
•Net revenues increased by 10.2% on an organic basis, mainly reflecting: a favorable pricing variance, primarily due to higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher smoke-free products volume, notwithstanding unfavorable cigarette mix.
•Adjusted operating income increased by 16.0% on an organic basis, mainly reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.

Europe
•The estimated total market for cigarettes and HTUs decreased by 4.8% to 118.3 billion units, with a 6.6% decrease for cigarettes and continued HTU growth. Notable decreases in the estimated total market in Poland (down by 16.0%) and France (down by 12.8%) were partly offset by Bulgaria (up by 7.2%) and Luxembourg (up by 20.3%).
•PMI's total cigarette and HTU shipment volume was stable (48.4 billion units), with decreases in Poland (down by 14.4%) and Sweden (down by 66.9%, driven by prior year inventory movements) offset by increases in Italy (up by 8.5%) and Spain (up by 13.9%).
•PMI's HTU share of the total cigarette and HTU market increased by 1.2pp on an adjusted basis.
•Net revenues increased by 8.6% on an organic basis, reflecting a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher smoke-free products volume.
•Adjusted operating income increased by 4.8% on an organic basis, primarily reflecting the same factors as for net revenues; largely offset by higher marketing, administration and research costs.

SSEA, CIS & MEA
•The estimated total market for cigarettes and HTUs increased by 0.9% to 377.3 billion units. The increase in the estimated total market was mainly due to Turkey (up by 8.5%), India (up by 8.7%), and Indonesia (up by 2.6%), partly offset by Bangladesh (down by 16.2%).
•PMI's total cigarette and HTU shipment volume increased by 4.6% to 90.2 billion units, with increases in Turkey (up by 6.5%) and India (up 47.4%), partly offset by Saudi Arabia (down by 10.4%) and Tunisia (down by 31.7%).
•PMI's estimated HTU adjusted in-market sales volume increased by an estimated 11.1%.
•Net revenues increased by 6.5% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; while higher cigarette and HTU volume was offset by unfavorable cigarette mix due to the below mentioned commercial model change in Indonesia.
•A change in our commercial model for the below tier-one cigarette segment in Indonesia in the fourth quarter of 2024 resulted in lower net revenue growth, with no meaningful impact on operating income.

•Adjusted operating income increased by 13.9% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing, as well as higher cigarette and HTU volume, partly offset by higher manufacturing costs (notably tobacco leaf) as well as marketing, administration and research costs.

East Asia, Australia & PMI Global Travel Retail
•The estimated total market for cigarettes and HTUs, excluding China, decreased by 2.0% to 74.4 billion units, with a decrease in cigarettes partly offset by HTU growth. The decrease in the estimated total market was mainly driven by South Korea (down by 6.4%) and Japan (down by 1.0%), partly offset by Global Travel Retail (up by 5.4%).
•PMI's total cigarette and HTU shipment volume increased by 5.9% to 28.8 billion units with growth in Japan (up by 5.3%) and Global Travel Retail (up by 25.7%), partly offset by Taiwan (down by 18.3%).
•PMI's estimated HTU adjusted in-market sales volume increased by an estimated 10.7%.
•Net revenues increased by 6.5% on an organic basis, primarily reflecting a favorable volume/mix, driven by higher smoke-free products volume.
•Adjusted operating income increased by 22.8% on an organic basis, driven by the same main factor as for net revenues and a comparison benefit from higher device shipments in the prior year, when ILUMA i was launched in Japan.

Americas
•The estimated total market for cigarettes and HTUs, excluding the U.S., increased by 1.3% to 45.2 billion units, predominantly reflecting an increase in the cigarette market. The increase in the estimated total market was mainly due to Brazil (up by 12.7%), partly offset by Mexico (down by 9.9%), and Canada (down by 19.3%).
•PMI's total cigarette and HTU shipment volume was flat (14.4 billion units), with decreases in Mexico (down by 10.9%) and Colombia (down by 12.3%), offset by increases in Brazil (up by 7.4%) and Argentina (up by 1.8%).
•Oral SFP shipments increased by 42.0% to 237 million cans, predominantly driven by ZYN nicotine pouches in the U.S.
•Net revenues increased by 32.0% on an organic basis, primarily reflecting: favorable volume/mix, predominantly driven by U.S. nicotine pouches, as well as a favorable pricing variance, driven by U.S. smoke-free products and cigarettes outside of the U.S.
•Adjusted operating income increased by 56.4% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs, including incremental U.S. investments.

Additional Information

	First-Quarter
	2025	2024
Reported Diluted EPS	$ 1.72	$ 1.38
Restructuring charges	—	0.09
Impairment of other intangibles	—	0.01
Amortization of intangibles	0.12	0.06
Income tax impact associated with Swedish Match AB financing	(0.06)	0.07
Fair value adjustment for equity security investments	(0.09)	(0.08)
Tax items	—	(0.03)
Adjusted Diluted EPS	$ 1.69	$ 1.50
Less: Currency	(0.07)
Adjusted Diluted EPS, excluding Currency	$ 1.76	$ 1.50

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,301	$ 8,793	5.8%	10.2%	508	(340)	(49)	526	377	(6)

Cost of Sales(1)	(3,040)	(3,195)	4.9%	—%	155	106	49	—	73	(73)
Marketing, Administration and Research Costs(2)	(2,717)	(2,553)	(6.4)%	(12.8)%	(164)	121	43	—	—	(328)
Operating Income	$ 3,544	$ 3,045	16.4%	18.7%	499	(113)	43	526	450	(407)
Restructuring charges	—	(168)	+100%	+100%	168	—	—	—	—	168
Amortization of intangibles	(246)	(120)	-(100)%	-(100)%	(126)	—	11	—	—	(137)
Impairment of other intangibles	—	(27)	+100%	3.7%	27	—	26	—	—	1
Adjusted Operating Income	$ 3,790	$ 3,360	12.8%	16.0%	430	(113)	6	526	450	(439)

Adjusted Operating Income Margin	40.7%	38.2%	2.5pp	2.0pp
(1) Includes $5 million in 2025 and $16 million in 2024 related to the special items below.
(2) Includes $241 million in 2025 and $299 million in 2024 related to the special items below.

	First-Quarter
	2025	2024	Change (pp)

Total International Market Share(1)	28.6%	27.9%	0.7
Cigarettes	23.0%	22.8%	0.2
HTU	5.7%	5.1%	0.6

Cigarette over Cigarette Market Share(2)	24.8%	24.4%	0.4
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to rounding.

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. As of December 31, 2024, PMI's smoke-free products were available for sale in 95 markets, and PMI estimates they were used by 38.6 million adults around the world. The smoke-free business accounted for 42% of PMI’s first-quarter 2025 total net revenues. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies.

PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2025, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated April 23, 2025, and at www.pmi.com/2025Q1earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	615.2	618.8	(0.6)	181.8	176.3	3.1	144.8	143.2	1.1	37.1	33.1	11.9	28.6	27.9	0.7	5.7	5.1	0.6

Europe
France	5.5	6.3	(12.8)	2.4	2.6	(7.0)	2.4	2.5	(6.5)	—	—	—	40.0	40.2	(0.2)	0.6	0.6	—
Germany(3)	15.4	16.1	(3.9)	6.0	6.3	(4.6)	4.8	5.3	(9.4)	1.2	1.0	20.9	38.1	39.7	(1.6)	7.7	6.3	1.4
Italy(3)	17.1	17.5	(2.3)	8.6	8.0	8.5	5.9	5.7	3.5	2.7	2.2	21.2	53.0	52.5	0.5	18.4	17.7	0.7
Poland(3)	11.8	14.1	(16.0)	5.2	6.1	(14.4)	4.2	4.8	(13.3)	1.0	1.3	(18.7)	44.1	42.9	1.2	9.7	9.0	0.7
Spain	9.3	9.7	(4.0)	3.2	2.8	13.9	2.9	2.6	14.3	0.3	0.2	10.3	28.7	28.9	(0.2)	3.1	2.7	0.4

SSEA, CIS & MEA
Egypt	20.1	19.4	3.4	5.9	5.3	11.9	5.7	5.0	14.0	0.2	0.3	(23.7)	28.8	26.9	1.9	1.8	1.9	(0.1)
Indonesia(4)	75.9	73.9	2.6	20.4	20.2	0.6	20.1	20.0	0.4	0.3	0.2	15.7	26.8	27.4	(0.6)	0.4	0.3	0.1
Philippines	11.9	11.9	(0.1)	5.6	5.5	2.0	5.5	5.4	1.3	0.1	0.1	50.9	46.8	45.9	0.9	0.9	0.6	0.3
Russia	47.5	46.7	1.6	16.4	15.5	5.7	12.1	11.5	5.6	4.3	4.0	6.1	33.0	32.4	0.6	10.1	9.5	0.6
Turkey	33.9	31.2	8.5	17.1	16.0	6.5	17.1	16.0	6.5	—	—	—	50.3	51.3	(1.0)	—	—	—

EA, AU & PMI GTR
Australia	1.1	1.4	(15.7)	0.5	0.5	(0.3)	0.5	0.5	(0.3)	—	—	—	44.4	37.6	6.8	—	—	—
Japan(2)	35.4	35.7	(1.0)	18.9	17.9	5.3	4.0	4.3	(7.9)	14.9	13.6	9.4	43.4	41.0	2.4	32.4	29.4	3.0
South Korea	15.4	16.5	(6.4)	3.3	3.4	(1.8)	1.8	2.0	(13.4)	1.6	1.4	15.5	21.5	20.4	1.1	10.1	8.2	1.9

Americas
Argentina	7.1	7.1	(0.7)	4.5	4.4	1.8	4.5	4.4	1.8	—	—	—	63.1	61.6	1.5	—	—	—
Mexico	5.7	6.3	(9.9)	3.3	3.7	(10.9)	3.3	3.7	(11.0)	—	—	—	58.0	58.7	(0.7)	0.8	0.7	0.1

(1) Market share estimates are calculated using IMS data, unless otherwise stated. Depending on the market and distribution model, IMS may represent an estimate. Consequently, past reported periods may be updated to ensure comparability and to incorporate the most current information.
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 1.9 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfillment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%